Exhibit  1.1

                  CAPITAL LEASE OF LAND, PROPERTY AND EQUIPMENT

     THIS AGREEMENT TO LEASE LAND, PROPERTY AND EQUIPMENT (this "Agreement") is entered into as of June 28, 2001 by and between BENTLEY HOUSE FURNITURE COMPANY, a Philippine corporation ("LESSOR"), having its principal place of business at 502 Midland Mansion, Antonio Arnaiz Ave, Makati City MM, Philippines, on the one hand, and DSTAGE.COM, INC., a Delaware Corporation ("LESSEE"), having a principal place of business at 1600 Broadway, Suite 2400, Denver, Colorado, USA 8020, on the other hand.

     I.  THE  LEASE

     1.1 LEASE OF PROPERTY AND EQUIPMENT WITH OPTION TO PURCHASE. In accordance with the terms and conditions of this Agreement, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the Bentley House Furniture Company manufacturing complex, buildings, land and equipment, (the "PROPERTY"), more accurately described as a manufacturing complex, consisting of a large furniture manufacturing plant, cafeteria, two level separate office block and drying facility located on the parcel of land with title number T-282176 of the registry of deeds of Davao City, said parcel of land containing an area of 12,000 square meters ( 2.88 acres) and accompanied by a KPMG audited report and KPMG's valuers, Asian Appraisal independent valuation report. Included in this lease is all equipment described on schedule "A" hereto attached, the personal property, including all substitutions, replacements, repairs, parts and attachments, improvements and accessions thereto and therein (the "EQUIPMENT").

     1.2 TERM OF LEASE. This agreement shall be in effect for a term (the "Lease Term") commencing on the date hereof and terminating upon the first of: (a) Legal transfer of title to the Property and Equipment from the Lessor to the Lessee in accordance with the Option To Purchase in Section 1.4 below (b) on June 27, 2050.

     1.3 MINIMUM LEASE PAYMENTS. Lessee shall pay Lessor rent ("RENT") for the Property and Equipment in an amount equal $600,000 per year, in cash, cash equivalents or restricted shares of the lessee's $0.001 common stock, at the beginning of each year throughout the lease term, reflecting an annual interest rate of 10%, commencing on the date hereof. Alternatively, the Lessee may pay a One Time Fee of $6,000,000, payable in cash, cash equivalents or One Million (1,000,000) restricted shares of the Dstage.com, Inc. $0.001 par value Common Stock ("Shares") upon the date hereof, representing payment in full for all amounts due by Lessee to Lessor hereunder during the term of this Agreement, the receipt of which is hereby acknowledged by the Lessor. This One Time Fee is agreed to be equal to the present value of the Minimum Lease Payments ("Rents") as of the date hereof.

     1.4 OPTION TO PURCHASE. At any time during the Lease Term, the Lessee may, at its sole option, purchase the Property and Equipment for the sum of One Hundred Thousand Dollars US ($100,000), providing that the Rent has been paid in full as described in Section 1.3 hereunder and that upon receipt of payment the Lessor delivers to Lessee title to the Property and Equipment free of any claims, tax, liens and all other encumbrances whatsoever. In the event Lessee exercises this option no later than the first anniversary date of this Agreement, Lessor agrees to pay all costs associated with the transfer of title to the Property and Equipment, including all taxes, document fees and costs. In the event Lessee exercises its option after the first anniversary date of this Agreement, Lessee shall pay all costs.


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     II.  COVENANTS  OF  THE  PARTIES

     2.1 PAYMENTS UNCONDITIONAL; TAX BENEFITS; ACCEPTANCE. THE LEASE SHALL BE A GROSS LEASE, AND LESSEE'S OBLIGATION TO PAY ALL RENT AND OTHER SUMS THEREUNDER, AND THE RIGHTS OF LESSOR IN AND TO SUCH PAYMENTS, SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, REDUCTION, SETOFF, DEFENSE, COUNTER CLAIM, INTERRUPTION, DEFERMENT OR RECOUPMENT, FOR ANY REASON WHATSOEVER. Any nonpayment of Rent under this agreement shall result in Lessee's obligation to promptly pay Lessor as additional Rent on such overdue payment, for the period of time during which it is overdue (without regard to any grace period), interest at a rate equal to the lesser of (a) eight percent (8%) per annum, or (b) the maximum rate of interest permitted by law.

     2.2  USE  OF  PROPERTY  AND  EQUIPMENT.  Lessee  shall use the Property and
Equipment as it sees fit, in a manner and for the use contemplated by the manufacturer thereof, and in compliance with all laws, rules and regulations of every governmental authority having jurisdiction over the Property and Equipment or Lessee. Lessee shall pay all costs, expenses, fees and charges incurred in connection with the use and operation of the Equipment.

     2.3 TAXES, LIENS, ENCUMBRANCES, TRANSFER OF TITLE. Lessor warrants and represents to Lessee that the title to the Property and Equipment leased is good, its transfer is rightful, and the Property will be delivered free from any security interest or other lien, tax liability or encumbrance of any type whatsoever and that no lien, tax liability or other encumbrance whatsoever will arise during the lease term from activities, agreements or other actions or acts committed by the Lessor.

     Lessor, for Lessor and for Lessor's executors, administrators and assigns, covenants and agrees with Lessee to warrant and defend title to the Property and Equipment hereby leased to the Lessee, his executors, administrators, and assigns against all and every person and persons whomsoever.

     Lessor shall be obligated to pay, and hereby indemnifies Lessee and its successor and assigns against, and holds each of them harmless from, all license fees, assessments, and sales, use, property, excise and other taxes and charges, other than those measured by Lessee's net income, now and hereafter imposed by any governmental body or agency upon or with respect to any of the Property and Equipment, or the possession, ownership, use or operation thereof, or the consummation of the transactions contemplated in this Agreement. Notwithstanding the foregoing, Lessor shall file all required personal property tax returns, and shall pay all personal property taxes payable with respect to the Equipment.
Notwithstanding anything to the contrary in this Agreement, Lessor hereby acknowledges, affirms and warrants that the Property and Equipment shall be free of any security interest, lien, tax, or any other type of encumbrance whatsoever upon the execution date of this Agreement.


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     2.4 LOSS OF EQUIPMENT. Lessee and Lessor shall jointly bear the risk of the
Equipment being lost, destroyed or otherwise permanently unfit or unavailable for use from any cause whatsoever (an "EVENT OF LOSS") after Lessee taking possession of the Property and Equipment. If an Event of Loss shall occur with respect to any item of Equipment, Lessee shall promptly notify Lessor thereof in writing. On or before the expiration date of this Agreement, Lessee shall pay to Lessor a sum equal to one half the Casualty Value of such item of Equipment as of the date of such payment. Provided that Lessor has received the Casualty Value of any item of Equipment, Lessee shall be entitled to the proceeds of any recovery in respect of such item of Equipment from insurance or otherwise.

     2.5 INDEMNITY. Except with respect to the gross negligence or willful misconduct of Lessee, Lessor hereby indemnifies, protects, defends and holds harmless Lessee and its successors and assigns, from and against any and all claims, liabilities (including negligence, tort and strict liabilities), demands, actions, suits, and proceedings, losses, costs, expenses and damages, including without limitation, reasonable attorneys' fees and costs (collectively, "CLAIMS"), arising out of, connected with, or resulting from this Agreement, any Lease or any of the Property and Equipment, including, without limitation, the manufacture, selection, purchase, delivery, possession, condition, use, operation, or return of the Equipment. Each of the parties shall give the other prompt written notice of any Claim of which it becomes aware. The provisions of this Section 2.5 shall survive the expiration or termination of this Agreement.

     2.6 PROHIBITIONS RELATED TO LEASE AND EQUIPMENT. Without the prior written consent of Lessor, which consent as it pertains to subsections (a) and (b) below shall not be unreasonably withheld, Lessee shall not (a) move any of the Equipment from the location at which it is currently installed; or (b) permit any of the Equipment to be moved outside the continental limits of the Philippines.

     2.7 ALTERATIONS AND MODIFICATIONS. Without the prior written consent of Lessor, which consent shall not be unreasonably withheld, lessee shall not make any material additions, attachments, alterations or improvements to the Property and Equipment.

     2.8 EQUIPMENT TO BE PERSONAL PROPERTY. Lessee acknowledges and represents that the Equipment shall be and remain personal property, notwithstanding the manner in which it may be attached or affixed to realty, and Lessee shall do all acts and enter into all agreements necessary to ensure that the Equipment remains personal property.

     2.9 FINANCIAL STATEMENTS. Lessee shall promptly furnish to Lessor such financial or other statements respecting the condition and operations of Lessee, as Lessor may from time to time reasonably request. Lessor shall promptly furnish to Lessee such financial or other statements respecting the condition and operations of Lessor, as Lessee may from time to time reasonably request.

     2.10 LESSEE REPRESENTATIONS. Lessee hereby represents that, with respect to this Agreement: (a) the execution, delivery and performance thereof by Lessee have been duly authorized by all necessary corporate action; and (b) the individual executing such document is duly authorized to do so; (c) such document constitutes a legal, valid and binding obligations of Lessee, enforceable in accordance with its terms.


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     2.11 LESSEE'S RIGHT TO TRANSFER, PLEDGE, ENCUMBER AND HYPOTHECATE. Provided
the Lessee pays the Lessor a One Time Fee of $6,000,000, payable in cash, cash equivalents or One Million (1,000,000) restricted shares of the Dstage.com, Inc. $0.001 par value Common Stock ("Shares"), in full for all amounts due by Lessee to Lessor hereunder during the term of this Agreement, there shall be no prohibitions related to the Lessee's ability to: (a) assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Lease or any rights or obligations thereunder; (b) sublease any of the Land, Property and Equipment;
(c) create or incur, or permit to exist, any lien or encumbrance with respect to any of the Land, Property and Equipment, or any part thereof.

     2.12 LESSOR'S COVENANT NOT TO TRANSFER, PLEDGE, ENCUMBER AND HYPOTHECATE. Lessor hereby acknowledges, affirms and warrants that it will not: (a) assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Lease or any rights or obligations thereunder; (b) sublease any of the Land, Property and Equipment; (c) create or incur, or permit to exist, any lien or encumbrance with respect to any of the Land, Property and Equipment, or any part thereof.

     III.  DEFAULT  AND  REMEDIES

     3.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" hereunder: (a) Lessee shall fail to pay any Rent or other payment due hereunder within five (15) days after it becomes due and payable; (b) any representation or warranty of Lessor made in this Agreement, or in any document furnished pursuant to the provisions of this Agreement or otherwise, shall prove to have been false or misleading in any material respect as of the date when it was made; (c) Lessee or their affiliates, or Lessor and their affiliates, shall fail to perform any covenant, condition or agreement made by it under any Lease, and such failure shall continue for twenty (20) days after its receipt of notice thereof; (d) bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings shall be instituted by or against Lessee or all or any part of its property under the Federal Bankruptcy Code or other law of the United States or of any other competent jurisdiction, and, if such proceeding is brought against Lessee, it shall consent thereto or shall fail to cause the same to be discharged within thirty (30) days after it is filed; (e) Lessee shall default under any agreement with respect to the purchase or installation of any of the Equipment; or (f) Lessee or any guarantor of Lessee's obligations under any Lease shall default under any other agreement with Lessor.

     3.2 REMEDIES. If an Event of Default hereunder shall occur and be continuing, Lessor may exercise any one or more of the following remedies: (a) terminate any or all of the Lessee's rights thereunder; (b) proceed, by appropriate court action or actions, to enforce performance by Lessee of the applicable covenants of any or all of the Leases or to recover damages for the breach thereof; (c) recover from Lessee an amount equal to the sum of (i) all accrued and unpaid Rent and other amounts due under any or all of the Leases
(ii) as liquidated damages for loss of a bargain and not as a penalty, the present value of (A) the balance of all Rent and other amounts under any or all of the Leases discounted at a rate of five percent (5%) per annum, and (B) Lessor's estimated fair market value of the Equipment at the expiration of the Original Term; (d) personally, or by its agents, take immediate possession of any or all of the Equipment from Lessee and, for such purpose, enter upon Lessee's premises where any of the Equipment is located with or without notice or process of law and free from all claims by Lessee; and 9e) require the Lessee to assemble the Equipment and deliver the Equipment to Lessor at a location which is reasonably convenient to Lessor and Lessee. The exercise of any of the


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foregoing  remedies  by  Lessor  shall  not  constitute  a  termination  of this
Agreement  unless  Lessor  so  notifies  Lessee  in  writing.

     3.3 DISPOSITION OF EQUIPMENT. In the event, upon the occurrence of an Event of Default, Lessor repossesses any of the Property and Equipment, Lessor may sell or lease any or all of such Property and Equipment, at one or more public or private sales. The proceeds of (i) any rental of the Property and Equipment for the balance of the Original Term (discounted to present value at the rate of five percent (5%) per annum) or (ii) any sale of the Property and Equipment shall be applied to the payment of (A) all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Lessor in retaking possession of, and removing, storing, repairing, refurbishing and selling or leasing such Equipment and (B) the obligations of Lessee to Lessor pursuant to this Agreement. Lessee shall remain liable to Lessor for any deficiency.

     IV.  MISCELLANEOUS

     4.1 PERFORMANCE OF LESSEE'S OBLIGATIONS. Upon Lessee's failure to pay rent (or any other sum due hereunder) or perform any obligation hereunder when due, Lessor shall have the right, but shall not be obligated, to pay such sum or perform such obligation, whereupon such sum or cost of such performance shall immediately become due and payable hereunder as additional Rent, with interest thereon at the highest legal rate from the date such payment or performance was made.

     4.2 QUIET ENJOYMENT. So long as no Event of Default shall have occurred and be continuing, neither Lessor not its assignee shall interfere with Lessee's right of quiet enjoyment and use of the Equipment.

     4.3 FURTHER ASSURANCES. Lessee shall, upon the request of Lessor, from time to time, execute and deliver such further documents and do such further acts as Lessor may reasonably request in order fully to effect the purpose of Lessor's rights hereunder. Lessor shall, upon the request of Lessee, from time to time, execute and deliver such further documents and do such further acts as Lessee may reasonably request in order fully to effect the purpose of Lessee's rights hereunder

     4.4 RIGHT AND REMEDIES. Each and every right and remedy granted to Lessor under this Agreement shall be cumulative and in addition to any other right or remedy therein specifically granted to nor or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by Lessor from time to time concurrently or independently and as often as Lessor may deem expedient. Any failure or delay on the part of Lessor in exercising any such right or remedy, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect Lessor's right thereafter to exercising the same. Waiver of any right or remedy on one occasion shall not be deemed to be a waiver of any other right or remedy or of the same right or remedy on any other occasion.

     4.5 NOTICES. Any notice, request, demand, consent, approval or other communication provided for or permitted hereunder shall be in writing and shall be conclusively deemed to have been received by a party hereto on the day it is delivered to such party at its address as set forth above (or at such other addresses such party shall specify to the other party in writing), or if sent by registered or certified mail, return receipt requested, on the fifth day after the day on which it is mailed, postage prepaid, addressed to such party.


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     4.6  SECTION  HEADINGS;  COUNTERPARTS.  Section  headings  are inserted for convenience of reference only and shall not affect any construction or interpretation of this Agreement. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

     4.7 ENTIRE LEASE. This Agreement constitutes the entire agreement between Lessor and Lessee with respect to the lease of the property and Equipment. No amendment of, or any consent with respect to, any provision of this Agreement shall bind either party unless set forth in a writing, specifying such waiver, consent, or amendment, signed by both parties.

     4.8 SEVERABILITY. Should any provision of this Agreement be or become invalid, illegal, or unenforceable under applicable law, the other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     4.9 ATTORNEYS' FEES. Should either party institute any action or proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the other party all reasonable out-of-pocket costs and expenses, including, without limitation, attorneys' fees.

     4.10 This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, U.S.A., applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Exchange Act which matters shall be construed and interpreted in accordance with such laws.

     Subscriber and the Company each hereby irrevocably agree to submit any and all disputes between them arising under this Agreement to binding, non-appealable arbitration, to be conducted in accordance with this Section 5. The parties further agree irrevocably to submit themselves, in any suit to confirm the judgment or finding of such arbitrator, to the jurisdiction of the Superior Court for the County of Arapaho, State of Colorado, and hereby waive and agree not to assert (by way of motion, as a defense or otherwise) (a) any and all objections to jurisdiction that they may have under the laws of the State of Colorado or the United States, and (b) any claim (i) that it or [he/she] is not subject personally to jurisdiction of such court, (ii) that such forum is inconvenient, (iii) that venue is improper, or (iv) that this Agreement or its subject matter may not for any reason be arbitrated or enforced as provided in this Section 5.

     The aggrieved party shall, upon written notice to the other, submit any dispute or controversy respecting actual or alleged breach of, or interpretation of, or enforcement of, this Agreement to binding non-appealable arbitration before a retired judge of the Superior Court of the State of Colorado in and for the County of Arapaho, to be conducted by means of a reference pursuant to the applicable sections of the Colorado Code of Civil Procedures. Within ten (10) business days after receipt of the notice submitting a dispute or controversy to arbitration, the parties shall attempt in good faith to agree upon an arbitrator to whom the dispute will be referred and on a joint statement of contentions. Failing agreement thereto within ten (10) business days after receipt of such notice, each party shall name three (3) retired judges and thereafter either party may file a petition seeking the appointment of one of the persons named by the party as a referee by the presiding Judge of the Superior Court, which petition shall recite in a clear and meaningful manner the factual basis of the controversy between the parties and the issues to be submitted to the referee for decision. Each party hereby agrees that service of process in such action


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will  be  deemed accomplished and completed when a copy of the documents is sent in  accordance  with  the  notice  provisions  in  Section  5  hereof.

     The hearing before the referee shall be held within thirty (30) days after the parties reach agreement as to the identity of the referee (or within thirty
(30) days after the appointment of a referee by the court). Unless more extensive discovery is expressly permitted by the referee, each party shall have only the right to two document production requests, shall serve but two sets of interrogatories and shall only be entitled to depose those witnesses which the referee expressly permits, it being the parties' intention to minimize discovery procedures and to hold the hearing on an expedited basis. The referee shall establish the discovery schedule promptly following submission of the joint statement of contentions (or the filing of the answer to the petition) which schedule shall be strictly adhered to. To the extent the contentions of the parties relate to custom or practice in the Company's business model, or the technical industry generally, or to accounting matters, the referee shall select an independent expert or accountant (as applicable) with substantial experience in the industry segment involved to provide recommendations to the referee. All decisions of the referee shall be in writing and shall not be subject to appeal. The referee shall make all rulings in accordance with Colorado law and shall have authority equal to that of a Superior Court judge, to grant equitable relief in an action pending in Reston Superior Court in which all parties have appeared.

     Except as otherwise provided in this Agreement, the fees and costs of the referee and of any experts retained shall be shared equally by the parties to such dispute. The referee shall award legal fees, disbursements and reimbursement of other expenses to the prevailing party for such amounts, if any, as determined by the referee to be appropriate. Judgment upon the referee's award may be entered as if after trial in accordance with Colorado law.


                  (Remainder of Page Left Intentionally Blank)


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     4.11  SURVIVAL.  All  continuing obligations of Lessee and Lessor hereunder shall  survive  the  termination  of  this  Agreement.

     LESSEE, BY THE SIGNATURE BELOW OF ITS AUTHORIZED REPRESENTATIVE, ACKNOWLEDGES THAT IT HAS READ THIS LEASE, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

     LESSOR, BY THE SIGNATURE BELOW OF ITS AUTHORIZED REPRESENTATIVE, ACKNOWLEDGES THAT IT HAS READ THIS LEASE, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

Executed  this  28th  day  of  June  2001


Dstage.com,  Inc.  a  Delaware             Bentley  House Furniture Company, a
Corporation  with  offices  at 1600        Philippine  corporation,  with
Broadway,  Suite  2400,  Denver,           offices  at  502  Midland  Mansion,
Colorado  8020,                            Antonio Arnaiz Ave, Makati City MM,
                                           Philippines,


Lessee                                     Lessor




By:______________________________          By:______________________________
     Regina  S.  Peralta                       Donald  J.  Marinari
          Lessor's  Representative                 Lessee's  Representative


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                                   SCHEDULE A


The schedule of equipment is expected to be available following certain tests and procedures to verify its accuracy and completeness as of the date hereof.


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